Exhibit (d)(1)(iv)

November 5, 2019

Mr. Todd Modic

Senior Vice President

Voya Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, as amended, between Voya Equity Trust (“VET”) and Voya Investments, LLC (the “Agreement”), we hereby notify you of our intention to retain you as Manager to render investment advisory services to Voya Corporate Leaders® 100 Fund II (to be renamed Voya Corporate Leaders® 100 Fund), Voya Global Multi-Asset Fund II (to be renamed Voya Global Multi-Asset Fund), Voya Mid Cap Research Enhanced Index Fund II (to be renamed Voya Mid Cap Research Enhanced Index Fund), and Voya Small Company Fund II (to be renamed Voya Small Company Fund) (collectively, the “Funds”), each a newly established series of VET, effective on November 5, 2019, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Funds to the Amended Schedule A of the Agreement.  The Amended Schedule A, which indicates the annual investment management fee rate for the Funds, is attached hereto.

Please signify your acceptance to act as Manager to the aforementioned Funds under the Agreement with respect to the Funds by signing below where indicated.

Very sincerely,

		By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
Voya Equity Trust

ACCEPTED AND AGREED TO:
Voya Investments, LLC

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA EQUITY TRUST

and

VOYA INVESTMENTS, LLC

Series	Annual Management Fee (as a percentage of average daily net assets)
Voya Corporate Leaders® 100 Fund II (to be renamed Voya Corporate Leaders® 100 Fund)	0.500% on first $500 million of assets; 0.450% on next $500 million of assets; and 0.400% thereafter

Voya Global Multi-Asset Fund II (to be renamed Voya Global Multi-Asset Fund)

Direct Investments(1)
0.900% on first $500 million of assets;
0.875% on next $500 million of assets;
0.850% on next $500 million of assets;
0.825% on next $500 million of assets; and
0.800% thereafter

Other Investments(2)
0.400%

Underlying Funds(3)
0.180% on assets

(1)         “Direct Investments” shall include direct interests in companies other than investment companies (e.g. stocks), securities evidencing indebtedness (e.g. bonds) that do not derive their value from another security or asset, and instruments whose value is backed by an asset.

(2)         “Other Investments” shall mean assets which are not Direct Investments or Underlying Funds.

(3)         “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds.  The phrase “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of form N-1A, as it was in effect as of the date of this contract.

Series	Annual Management Fee (as a percentage of average daily net assets)
Voya Large Cap Value Fund	0.750% on the first $1 billion of assets; 0.725% on the next $1 billion of assets; 0.700% on the next $1 billion of assets; 0.675% on the next $1 billion of assets; and 0.650% thereafter

Voya MidCap Opportunities Fund	0.850% on the first $500 million of assets; 0.800% on the next $400 million of assets; 0.750% on the next $450 million of assets; and 0.700% thereafter

Voya Mid Cap Research Enhanced Index Fund II (to be renamed Voya Mid Cap Research Enhanced Index Fund)	0.550% on first $500 million of assets; 0.525% on next $250 million of assets; 0.500% on next $1.25 billion of assets; and 0.475% thereafter

Voya Multi-Manager Mid Cap Value Fund	0.800% on all assets

Voya Real Estate Fund	0.800% on all assets

Voya Small Company Fund II (to be renamed Voya Small Company Fund)	0.950% on first $250 million of assets; 0.900% on next $250 million of assets; 0.875% on next $250 million of assets; 0.850% on next $1.25 billion of assets; and 0.825% thereafter

Voya SmallCap Opportunities Fund	1.000% on the first $250 million of assets; 0.900% on the next $250 million of assets; and 0.850% on the next $250 million of assets; and 0.820% thereafter

Voya SMID Cap Growth Fund	0.850% on all assets

Voya U.S. High Dividend Low Volatility Fund	0.450% on all assets

Effective Date:  November 5, 2019, to reflect the addition of Voya Corporate Leaders® 100 Fund II (to be renamed Voya Corporate Leaders® 100 Fund), Voya Global Multi-Asset Fund II (to be renamed Voya Global Multi-Asset Fund), Voya Mid Cap Research Enhanced Index Fund II (to be renamed Voya Mid Cap Research Enhanced Index Fund), and Voya Small Company Fund II (to be renamed Voya Small Company Fund).